Exhibit 99.1

[JAMDAT LETTERHEAD]

INVESTOR RELATIONS CONTACT:

Andrew Greenebaum/Allyson Pooley
Integrated Corporate Relations
 Phone: 310.395.2215

JAMDAT MOBILE ANNOUNCES THIRD QUARTER FINANCIAL RESULTS

•	Third quarter 2005 revenue of $20.2 million, a 113% increase over the third quarter 2004

•	Third quarter 2005 GAAP net income of $1.4 million, or $0.06 per diluted share, compared to GAAP net income of $8,000 in the third quarter 2004.

•	Third quarter 2005 adjusted net income of $3.7 million, or $0.15 per diluted share, compared to adjusted net income of $1.1 million in the third quarter a year ago.

LOS ANGELES, CA — November 8, 2005 — Global wireless entertainment publisher JAMDAT Mobile Inc. (NASDAQ: JMDT) today reported financial results for the three months ended September 30, 2005.

Third quarter 2005 revenues were $20.2 million, a 113% increase over the $9.5 million reported in the third quarter of 2004. GAAP net income for the third quarter of 2005 was $1.4 million, or $0.06 per diluted share, compared to approximately $8,000 in the prior year period. Adjusted net income, which excludes amortization of stock-based compensation and other intangibles, was $3.7 million for the third quarter of 2005, or $0.15 per diluted share, compared to $1.1 million in the prior year period. The per share calculations include imputed interest expense of approximately $196,000 related to a promissory note payable by the Company in cash or stock which was added back to both GAAP and adjusted net income for the purpose of the calculations.

“We are pleased with our third quarter results, as we continued to experience very strong year-over-year growth. As we enter the important holiday selling season, we look forward to expanding the distribution of our most popular brands and bringing many new and exciting titles to wireless gamers around the world for the first time,” said Chief Executive Officer, Mitch Lasky. “Initial customer response to our newest releases, DOOM RPG and SOCOM: US Navy SEALS Mobile Recon has been extremely positive. With our current and upcoming product offerings, we are very optimistic about the business as we move into 2006.”

For the nine months ended September 30, 2005, revenues increased 119% to $54.6 million from $25.0 million for the same period in 2004. For the nine months ended September 30, 2005, GAAP net income was $6.7 million, or $0.29 per diluted share, compared to $1.2 million for the same period in 2004. Adjusted net income, which excludes amortization of stock-based compensation and other intangibles, for the period was $14.6 million or $0.62 per diluted share, compared to an adjusted net income of $3.9 million in the prior year period. The GAAP and adjusted per share calculations include imputed interest expense of approximately $351,000 related the promissory note referenced above which was added back to both GAAP and adjusted net income for the purpose of the calculations.

Cash, cash equivalents and short-term investments at September 30, 2005, totaled $25.0 million, accounts receivable totaled $20.8 million and bank debt totaled $14.5 million.  During the nine months ended

September 30, 2005, JAMDAT generated approximately $15.3 million in cash from operations, compared to approximately $3.0 million of cash used in operations during the prior year period.

“We continue to generate cash from operations, and believe that, combined with our cash balance and availability under our credit facility, we have sufficient cash for our current operational needs,” said Chief Financial Officer, Michael Marchetti.

Third Quarter Highlights and Recent Developments

•                  Control of all worldwide wireless rights to Tetris has now reverted to JAMDAT. During the third quarter, or subsequent to the quarter end, JAMDAT launched Tetris in Europe, Korea, South America and Japan.

•                  In August, JAMDAT launched Downtown Texas Hold ‘Em in Europe, and the title quickly became a best seller in the United Kingdom.

•                  JAMDAT SPORTS NFL 2006 was launched in conjunction with the 2005-2006 NFL season, and was hailed by numerous game reviews as the best mobile NFL game to hit the market this year.

•                  JAMDAT has broadly launched two of its most important holiday titles, DOOM RPG, based on the legendary id Software video game, and SOCOM: U.S. Navy SEALs Mobile Recon, in the United States and selected markets around the world.

•                  Michael Lynton, Chairman and CEO of Sony Pictures Entertainment, was named to the Board of Directors on September 1, 2005.

Business Outlook

JAMDAT today also provided guidance for the three months ending December 31, 2005, and commented on its outlook for 2006.

Fourth Quarter and 2005 Outlook

For the three months ending December 31, 2005, JAMDAT expects revenue in the range of $23.5 to $25 million, GAAP net income in the range of $0.09 to $0.13 per diluted share and adjusted net income in the range of $0.18 to $0.22 per diluted share. JAMDAT currently does not expect its fourth quarter earnings to be materially impacted by taxes. Net income per share calculations for the three months ending December 31, 2005 are based on an estimated 26.1 million weighted average shares outstanding. The reconciling items between GAAP net income and adjusted net income for the period are amortization of acquired intangible assets of approximately $2.0 million and employee stock based compensation of approximately $0.3 million.

For the full year ending December 31, 2005, JAMDAT expects revenues of approximately $78 to $80 million. JAMDAT expects GAAP earnings per diluted share of approximately $0.38 to $0.42, and adjusted net income of approximately $0.80 to $0.84 per diluted share. The full year earnings per share include a $0.07 per share income tax benefit realized in Q2. Net income per share calculations for the full year 2005 are based on an estimated 24.6 million weighted average shares outstanding. The reconciling items between GAAP net income and adjusted net income for the period are amortization of acquired intangible assets and acquired in-process research and development of approximately $8.9 million and amortization of stock-based compensation of approximately $1.3 million.

2006 Outlook

For the full year ending December 31, 2006, JAMDAT expects annual revenues of approximately $120 million and an adjusted net income margin in the range of 20% to 25%. JAMDAT expects that 2006 earnings will be fully taxed.

Investor Conference Call

JAMDAT’s quarterly earnings conference call is scheduled to begin later today (Tuesday, November 8, 2005) at 1:45 p.m., Pacific Standard Time (USA). The conference call will be broadcast live over the Internet. Investors may listen to the live audio webcast at www.jamdat.com. For those who are not available for the live broadcast, the call will be archived on JAMDAT’s investor website.

Non-GAAP Measures

To supplement JAMDAT’s consolidated financial statements presented in accordance with generally accepted accounting principles, or GAAP, JAMDAT uses non-GAAP measures of certain components of financial performance, including net income, gross profit and earnings per share, which are adjusted from results based on GAAP to exclude certain expenses. These non-GAAP results provide useful information to both management and investors by excluding certain expenses that may not be indicative of core operating results. These measures should be considered in addition to results prepared in accordance with generally accepted accounting principles, but should not be considered a substitute for, or superior to, GAAP results. The non-GAAP measures included in this press release have been reconciled to the nearest GAAP measure.

These non-GAAP measures exclude the following items from the Company’s statement of operations:

•                  Amortization of acquired intangibles

•                  Acquired in-process research and development

•                  Amortization of stock-based compensation

About JAMDAT Mobile Inc.

JAMDAT Mobile Inc. is a global publisher of wireless entertainment applications, including games, ring tones, images and other content. JAMDAT’s application portfolio is based on original and licensed intellectual properties and includes JAMDAT Bowling, Tetris®, Downtown Texas Hold ‘Em, Lemonade Tycoon®, Bejeweled®, The Lord of the Rings®, Tony Hawk’s® Underground and Scrabble®. JAMDAT distributes its applications through wireless carriers around the world. For more information, please visit www.jamdat.com.

Safe Harbor Statement

This press release may include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, including statements related to anticipated revenues, expenses, earnings, operating cash flows, the outlook for JAMDAT’s markets and the demand for its products. Factors that could cause JAMDAT’s actual results to differ materially from these forward-looking statements include its ability to integrate the acquisition of Blue Lava Wireless, anticipated growth in the handset market, its ability to effectively market and sell products in diverse market segments, its reliance on a limited number of products and third-party vendors and distributors, its ability to expand studio operations, increases in fulfillment costs, disruptions to information technology systems, unpredictable events and circumstances relating to international suppliers, increased competition, government regulatory action and general economic conditions. Please refer to JAMDAT’s reports and filings with the Securities and Exchange Commission for a further discussion of these risks and uncertainties. Readers are cautioned not to place undue reliance on forward-looking statements, which speak only as of the date they are made. JAMDAT undertakes no obligation to update publicly any forward-looking statements to reflect new information, events or circumstances after the date they were made or to reflect the occurrence of unanticipated events.

© 2005 JAMDAT Mobile Inc. JAMDAT, JAMDAT Mobile and the bubbles logo are trademarks of JAMDAT Mobile Inc. All other trademarks are the property of their respective owners and are used with permission.

JAMDAT Mobile Inc.

Condensed Consolidated Balance Sheets

(in thousands)

	As of	As of
	December 31,	September 30,
	2004	2005
Assets		(Unaudited)
Current assets:
Cash and cash equivalents	$31,395	$25,011
Restricted cash	11	11
Short-term investments	33,523	—
Accounts receivable, net of allowance for doubtful accounts of $75 and $409 (unaudited), respectively	12,927	20,821
Prepaid expenses and other current assets	1,849	2,188
Prepaid royalties	2,114	2,920
Deferred tax asset	—	3,684
Total current assets	81,819	54,635
Property and equipment, net	1,998	2,342
Goodwill	4,081	27,578
Intangible assets, net	226	96,443
Non-current deferred tax asset	—	857
Other non-current assets	2,490	1,465
Total assets	$90,614	$183,320

Liabilities and Stockholders’ Equity
Current liabilities:
Accounts payable	$1,185	$2,739
Accrued expenses and other liabilities	2,929	9,068
Deferred revenue	97	93
Current portion of notes payable	64	17,767
Total current liabilities	4,275	29,667
Other non-current liabilities	—	47
Notes payable, net of current portion	2	10,000
Total liabilities	4,277	39,714
Commitments and contingencies
Total stockholders’ equity	86,337	143,606
Total liabilities and stockholders’ equity	$90,614	$183,320

JAMDAT Mobile Inc.

Condensed Consolidated Statements of Operations

(in thousands, except per share data)

	Three Months Ended September 30,			Nine Months Ended September 30,
	2004	2005		2004	2005
	(Unaudited)			(Unaudited)

Revenues	$9,503	$20,240		$24,982	$54,631

Cost of Revenues	1,918	6,419		4,278	14,976
Gross profit	7,585	13,821		20,704	39,655
Operating Expenses:
Research and development	3,480	5,719		8,534	14,662
Selling and marketing	1,293	1,815		3,605	5,505
General and administrative	1,904	4,287		4,958	10,282
Acquired in-process research and development	—	—		—	2,890
Stock-based compensation	985	311		2,483	990
Total operating expenses	7,662	12,132		19,580	34,329
Income from operations	(77)	1,689		1,124	5,326
Interest and other income (expense), net	85	(305)		45	(330)
Income before income tax benefit	8	1,384		1,169	4,996
Income tax benefit	—	—		—	1,668
Net income	$8	$1,384		$1,169	$6,664

Net income per common share:
Basic	$0.00	$0.06		$0.34	$0.30
Diluted	$0.00	$0.06	(1)	$0.24	$0.29	(1)

Weighted average shares used in computing net income per common share:
Basic	3,695,112	23,462,629		3,450,322	22,036,318
Diluted	5,133,059	26,088,957		4,893,277	24,079,534

Non-GAAP Results (in thousands, except per share data)

The following table shows the Company’s non-GAAP results reconciled to the Generally Accepted Accounting Principles (“GAAP”) Condensed Consolidated Statements of Operations. The Company’s non-GAAP results do not include amortization of acquired intangibles and employee stock-based compensation and charges for acquired in-process research and development.

	Three Months Ended September 30,			Nine Months Ended September 30,
	2004	2005		2004	2005

Net income	$8	$1,384		$1,169	$6,664
Amortization of acquired intangibles	69	2,028		203	4,026
Acquired in-process research and development	—	—		—	2,890
Stock-based compensation	985	311		2,483	990
Adjusted net income	$1,062	$3,723		$3,855	$14,570

Adjusted net income per diluted share	$0.21	$0.15	(1)	$0.79	$0.62	(1)
Weighted average shares used in computing adjusted net income per common share:	5,133,059	26,088,957		4,893,277	24,079,534

Gross profit	$7,585	$13,821		$20,704	$39,655
Amortization of acquired intangibles	69	2,028		203	4,026
Adjusted gross profit	$7,654	$15,849		$20,907	$43,681

(1)                                  Imputed interest expense of $196 and $351 for the three and nine months ended September 30, 2005, respectively, related to a promissory note payable by the Company in cash or shares of common stock was added back to net income in calculating the numerator for the diluted earnings per share calculation in accordance with GAAP. The weighted average shares related to the promissory note payable, which were included in calculating diluted earnings per share, are 652,381 and 391,907 shares for the three and nine months ended September 30, 2005, respectively.

JAMDAT Mobile Inc.

Condensed Consolidated Statements of Cash Flows

(in thousands)

	Nine Months Ended September 30,
	2004	2005
	(Unaudited)
Cash flows from operating activities:
Net income	$1,169	$6,664
Adjustments to reconcile net income to net cash provided by (used in) operating activities:
Depreciation and amortization	697	4,786
Acquired in-process research and development	—	2,890
Stock-based compensation and warrant amortization	2,483	990
Non-cash interest (income) expense, net	(18)	351
Net tax benefit from release of valuation allowance	—	(4,026)
Provision for bad debts, net	4	358
Changes in operating assets and liabilities, net of effect of acquisitions:
Accounts receivable	(5,315)	(1,805)
Prepaid expenses and other assets	(2,714)	(104)
Prepaid royalties	(567)	300
Accounts payable and accrued expenses	2,016	4,815
Deferred revenue	(795)	(9)
Other non-current liabilities	—	46
Net cash provided by (used in) operating activities	(3,040)	15,256

Cash flows from investing activities:
Purchases of property and equipment	(1,628)	(987)
Purchases of short-term investments	—	(18,102)
Sales of short-term investments	—	51,625
Restricted cash	819	—
Business acquisitions and investments	—	(68,716)
Net cash used in investing activities	(809)	(36,180)

Cash flows from financing activities:
Borrowing under term loan and credit facility	—	15,000
Bank facilities repayments	(502)	(565)
Proceeds from issuance of restricted common stock	751	91
Proceeds from issuance of common stock upon exercise of warrants	270	—
Payment of note payable	(1,866)	—
Net cash provided by (used in) financing activities	(1,347)	14,526
Effect of exchange rate changes on cash	(67)	14
Net decrease in cash and cash equivalents	(5,263)	(6,384)
Cash and cash equivalents, beginning of period	11,133	31,395
Cash and cash equivalents, end of period	$5,870	$25,011